ASPEN GROUP RESOURCES CORPORATION

(the "Corporation")

One North Hudson, Suite 1000

Oklahoma City, Oklahoma  73102

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT an annual and special meeting (the "Meeting") of shareholders of the Corporation will be held at the Renaissance Hotel, located at 10 North Broadway, Oklahoma City, Oklahoma 73102 on September 4, 2003 at the hour of 11:00 o'clock in the forenoon (Oklahoma time), for the following purposes:

a.

to receive and consider the audited consolidated financial statements of the Corporation for the financial period ended December 31, 2002 together with the auditors' report thereon;

b.

to elect four (4) directors of the Corporation;

c.

to reappoint Lane Gorman Trubitt, L.L.P., as the auditors of the Corporation to hold office until the close of the next annual meeting of shareholders of the Corporation, and to authorize the directors of the Corporation to fix the auditors' remuneration;

d.

to consider and, if thought advisable, to pass with or without variation, a special resolution of disinterested shareholders, in the form attached as Schedule "A" to the Circular (as defined below), approving the grant and issuance of certain options and warrants, granted and issued by the Corporation, as appropriate, in connection with the Corporation's most recently completed financing; and

e.

to transact such other business as properly may be brought before the Meeting or any adjournment or adjournments thereof.

The specific details of the matters to be put before the Meeting as identified above are set forth in a management information circular (the "Circular") of the Corporation accompanying and forming part of this Notice.

C:\My Documents\aspen group\edgar\6k aug 13 03\Notice of Meeting.doc

This Notice, accompanying Circular, proxy and the audited consolidated financial statements for the financial period ended December 31, 2002 have been sent to each director of the Corporation, each shareholder of the Corporation entitled to notice of the Meeting and the auditors of the Corporation.

Shareholders who are unable to attend the Meeting in person are requested to sign and return the enclosed form of proxy to the Corporation c/o Equity Transfer Services Inc., Richmond Adelaide Centre, Suite 420, 120 Adelaide Street West, Toronto, Ontario Canada  M5H 4C3.

DATED at Oklahoma City, Oklahoma as of August 5, 2003.

BY ORDER OF THE BOARD

  signed “Robert Calentine”

ROBERT CALENTINE

Director

NOTE:

The directors have fixed the hour of 4:00 p.m. (Toronto time) on September 3, 2003 before which time the instrument of proxy to be used at the Meeting must be deposited with the Corporation c/o Equity Transfer Services Inc., Richmond Adelaide Centre, Suite 420, 120 Adelaide Street West, Toronto, Ontario Canada M5H 4C3, provided that a proxy may be delivered to the Chairman of the Meeting on the day of the Meeting or any adjournment thereof prior to the time for voting.